EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

ACCESS Newswire Inc. and subsidiaries

Raleigh, North Carolina

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-212239) of our report dated March 25, 2025, included in this Annual Report on Form 10-K of ACCESS Newswire Inc. and subsidiaries (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

March 25, 2025